Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact: Sarah Huoh, 949-250-5070

Investor Contact: Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES ANNOUNCES $750 MILLION ACCELERATED SHARE REPURCHASE

IRVINE, Calif., Nov. 1, 2022 — Edwards Lifesciences (NYSE: EW) today announced that it has executed an accelerated share repurchase agreement (“ASR”) to repurchase $750 million of Edwards’ common stock. With this transaction, Edwards has repurchased more than $1.7 billion of shares in 2022.

Under the terms of this ASR, Edwards will receive an initial delivery of approximately 8 million shares and the remainder at the maturity of the ASR. The final number of shares to be repurchased will be based on the volume weighted average share price during the term of the agreement. The company is funding the share repurchase under the ASR with its existing cash.

Following this repurchase, Edwards has approximately $900 million remaining in its share repurchase authorization approved by its Board of Directors.

About Edwards Lifesciences

Edwards Lifesciences is the global leader of patient-focused innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit Edwards.com and follow us on Facebook, Instagram, LinkedIn, Twitter and YouTube.